Exhibit 4.9

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the parties below as of September 10, 2003:

(1)	Party A: Ctrip.com (Hong Kong) Limited, a limited liability company set up and existing under the laws of Hong Kong, with its registered address at Ctrip.com (Hong Kong) Limited, Unit 2001, The Centrium, 60 Wyndham Street, Central, Hong Kong;

(2)	Party B: Min Fan Chinese identification card No.:[redacted] Home address: [redacted]; and

(3)	Party C: Shanghai Ctrip Commerce Co., Ltd., a limited liability company established and existing under the PRC laws, and the registered address is No. 628, Hongqiao Road, Shanghai.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party,” and they shall be collectively referred to as the “Parties.”

Whereas:

(1)	Party B holds 49% of the shares in Party C.

(2)	Party B and Party A executed a loan agreement on September 10, 2003 (the “Loan Agreement”).

(3)	Party C has executed a series of agreements such as the “Consulting Services Agreement” with Ctrip Computer Technology (Shanghai) Limited, a wholly owned foreign entity set up by Party A in China (“Ctrip Shanghai”).

Now therefore, upon mutual discussions and negotiations, the Parties have reached the following agreements:

1.	Stock option and sale

1.1	Stock option grant

Party B hereby irrevocably grants to Party A an irrevocable right to purchase, or designate one or more persons (each, a “Designee”) to purchase, the shares of Party C then held by Party B at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Stock Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Stock Option. Party C hereby agrees to the grant by Party B of the Stock Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Steps for Exercise of Stock Option

Subject to the provisions of Chinese laws and regulations, Party A may exercise the Stock Option by issuing a written notice to Party B (the “Stock Option Notice”) and specifying the number of shares to be purchased from Party B (the “Option Shares”).

1.3	Stock Option Price

Unless an appraisal is required by Chinese laws applicable to the Stock Option exercised by Party A, the purchase price of the Option Shares (the “Stock Option Price”) shall equal the actual capital contributions paid in by Party B for the Option Shares.

1.4	Transfer of Option Shares

For each exercise of the Stock Option:

(a)	Party B shall cause to promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party B’s transfer of Option Shares to Party A and / or the Designee(s);

(b)	Party B shall execute a share transfer contract with respect to each transfer with Party A and / or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Stock Option Notice regarding the Option Shares;

(c)	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions, to give valid ownership of the Option Shares to Party A and/or the Designee(s) unencumbered by any security interest and cause Party A and/or the Designee(s) to become the registered owner(s) of the Option Shares. For the purchase of this section and this Agreement, “security interest” shall include security, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership detention or other security arrangements, etc. To clarify, security interest shall not include any security interest generated under this Agreement and Party B’s Share Pledge agreement. The “Party B’s Share Pledge Agreement” as used in this section and this Agreement shall refer to the Share Pledge Agreement executed by and between Ctrip Shanghai and Party B as of the even date hereof, whereby Party B pledges all of his shares in Party C to Ctrip Shanghai, in order to guarantee Party C’s performance of its obligations under the “Consulting Services Agreement” executed by and between Party C and Ctrip Shanghai.

1.5	Payment for the Stock Option Price

In view of the fact that Party A and Party B have agreed in the Loan Agreement that any proceeds obtained by Party B through the transfer of its shares in Party C shall be used as consideration for repayment of the loan provided by Party A in accordance with the Loan Agreement, when Party A exercises the Stock Option, the Stock Option Price shall be deemed as consideration for repaying the loan owed by Party B to Party A, and accordingly, Party A shall no longer be required to pay any separate Stock Option Price to Party B.

2.	Covenants regarding Stock Option

2.1	Covenants regarding Party C

Party B and Party C hereby warrant the following:

(a)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not in any manner supplement, change or amend the articles and by laws of Party C, increase or decrease its registered capital, or change its structure of registered capital in any other manner;

(b)	Maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

(c)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not at any time following the date of execution hereof, sell, transfer, mortgage or dispose of in any other manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

(d)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not incur, inherit, guarantee for or suffer the existence of any debt, except for (i) debt incurred in the ordinary course of business instead of that incurred through any loans; and (ii) debt already disclosed to Party A for which Party A’s written consent has been obtained;

(e)	Always operate all of Party C’s businesses during the ordinary course of business, to maintain the asset value of Party C and refrain from any action / omission sufficient to affect Party C’s operating status and asset value;

(f)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not execute any major contract, except contracts in the ordinary course of business (for purpose of this subsection, a contract whose value exceeds RMB1 million shall be deemed a major contract);

(g)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not provide any person with any loan or credit;

(h)	Provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

(i)	Procure and maintain insurance from an insurance carrier acceptable to Party A, and the amount and types of coverage maintained shall be identical to the amount and types of coverage usually maintained by companies that operate similar business and hold similar properties or assets in the same area where Party C is located;

(j)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not merge or be consolidated with any person, or acquire any person or make investments in any person;

(k)	Immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business and revenue;

(l)	To maintain the ownership by Party C of all of its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(m)	Without the prior written consent of Party A or Ctrip Shanghai, they shall not in any manner distribute stock dividends to the shareholders, provided that as soon as Party A makes a request, they shall immediately distribute all distributable profits to the respective shareholders; and

(n)	At the request of Party A or Ctrip Shanghai, appoint any persons designated by Ctrip Shanghai as directors of Party C.

2.2	Covenants regarding Party B

Party B hereby warrants the following:

(a)	Without the prior written consent of Party A or Ctrip Shanghai, Party B shall not at any time following the date of execution hereof sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the shares of Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the pledge placed on these shares in accordance with Party B’s Share Pledge Agreement;

(b)	Cause the directors of Party C appointed by Party B not to approve the sale, transfer, mortgage or disposition in any other manner any legal or beneficial interest in the shares of Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the pledge placed on these shares in accordance with Party B’s Share Pledge Agreement;

(c)	Cause the directors of Party C appointed by Party B not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party A or Ctrip Shanghai;

(d)	Immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the shares of Party C held by Party B;

(e)	Cause the directors of Party C appointed by Party B to vote their approval of the transfer of the Option Shares as set forth in this Agreement;

(f)	To maintain his ownership of Party C’s shares, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(g)	Appoint any Designee of Ctrip Shanghai as director of Party C, at the request of Party A or Ctrip Shanghai;

(h)	At the request of Party A at any time, promptly and unconditionally transfer its shares in Party C to Party A’s Designee(s) at any time, and waives its right of first refusal to the share transfer by the other existing shareholder of Party C; and

(i)	Strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, effectively perform the obligations thereunder, and refrain from any action/omission sufficient to affect the effectiveness and enforceability thereof.

3.	Representations and Warranties by Party B and Party C

Party B and Party C hereby represent and warrant to Party A, as of the date of execution of this Agreement and each date of transfer of the Option Shares, that:

(a)	They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are a party concerning the Option Shares to be transferred thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. The execution of this Agreement and the Transfer Contracts to which they are a party shall constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

(b)	The execution and delivery of this Agreement or any Transfer Contract and the obligations under this Agreement or any Transfer Contract shall not: (i) cause any violation of any applicable Chinese laws; (ii) be inconsistent of their articles, bylaws or other organizational documents; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and /or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

(c)	Party C has a good and merchantable title to all of its assets. Party C has not placed any security interest on the aforementioned assets;

(d)	Party C does not have any outstanding debt, except for (i) debt incurred in the ordinary course of business; and (ii) debt already disclosed to Party A for which Party A’s written consent has been obtained.

(e)	Party C has complied with all Chinese laws and regulations applicable to asset acquisitions;

(f)	Currently, there are no pending or possible litigation, arbitration or administrative proceedings relating to the shares or assets of Party C; and

(g)	Party B has a good and merchantable title to the shares of Party C he holds, and has not placed any security interest on such shares.

4.	Effective date

This Agreement shall take effect upon the date of execution of this Agreement and remain effective for a term of 10 years, and may be renewed for an additional 10 years at Party A’s election.

5.	Applicable laws and resolution of disputes

5.1	Applicable laws

The execution, effectiveness, construction and performance of this Agreement and the resolution of disputes hereunder shall be subject to the protection and jurisdiction of formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

5.2	Methods of resolution of disputes

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve same. Upon failure by the Parties to reach an agreement on the resolution of such a dispute within 30 days after any Party submits a request to resolve same through negotiations, any Party may submit the relevant dispute to the China International Economics and Foreign Trade Arbitration Commission Shanghai Chapter for resolution by arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be performed in Shanghai, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

6.	Taxes and fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with Chinese laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

The notices or other communications required of any Party shall be in writing in Chinese or English, and shall be sent to the following addresses of other Parties or other designated addresses in notices from such a Party from time to time via personal delivery, letter or facsimile. The date on which such a notice shall be deemed actually served shall be determined as follows: (a) if a notice is sent via personal delivery, it shall be deemed actually served on the date of such personal delivery; (b) if a notice is sent via letter, on the tenth day (as indicated by the postmark) after the letter is sent via registered air mail, postage prepaid, or on the fourth day after the notice is given to an internationally recognized express mail carrier, it shall be deemed actually served; and (c) if a notice is sent via facsimile, the time of receipt shown on the transmission acknowledge sheet of the document shall be deemed the time of actual service.

To Party A:

Ctrip.com (Hong Kong) Limited

Room 2001, The Centrium, 60 Wyndham Street

Central, Hong Kong

Facsimile: (00852) 21690920

Phone: (00852) 21690911

Attn: Neil Shen

To Party B:

Name: Min Fan

Address: [redacted]

Facsimile: [redacted]

Phone: [redacted]

To Party C:

Name: Shanghai Ctrip Commerce Co., Ltd.

Address: No. 628 Hongqiao Road, Shanghai

Facsimile: (021) 54261600

Phone: (021) 34064880

8.	The duty to maintain confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also required to be bound by confidentiality duties similar to the duties in this section. Disclosure of a secret by the staff members or agency hired by any Party shall be deemed disclosure of a secret by such a Party, which shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

9.	Further warranties

The Parties agree to promptly execute documents that are reasonably required for the implementation of the provisions and purposes of this Agreement or that are conducive thereto, and take further actions that are reasonably required for the implementation of the provisions and purposes of this Agreement or that are conducive thereto.

10.	Miscellaneous

10.1	Amendments, changes and supplements Any amendments, changes and supplements to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2	Compliance with laws and regulations Each of the Parties shall comply with all formally published and publicly available laws and regulations of China and ensure that the operations of each of the Parties are in compliance with all formally published and publicly available laws and regulations of China.

10.3	Entire contract

Except the written amendments, supplements or changes executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter thereof, and shall supercede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.4	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.5	Languages

This Agreement is in writing in Chinese in triplicate copies.

10.6	Severability

In the event that one or several of the provisions of this Agreement are ruled invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.7	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.8	Survival

(a)	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

(b)	The provisions of Articles 5 and 7 and this Section 10.8 shall survive the termination of this Agreement.

10.9	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHTEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: Ctrip.com (Hong Kong) Limited

Authorized representative: /s/ Nanpeng Shen

Party B:

Signed: /s/ Min Fan

Party C: Shanghai Ctrip Commerce Co., Ltd.

Authorized representative: /s/ Min Fan

Schedule A

The following schedule sets forth all other similar agreements the registrant entered with each of its affiliated Chinese entities and the material differences between such other agreements and this exhibit.

	VIE	Executing Parties	Execution Date	Status	Description of Exclusive Option	Conditions for Exercise of Exclusive Right	Term of Exclusive Option Agreement and Right of Termination	Provisions of Restrictions on Dividend Distribution and Receipt
Form Agreement	Tujia Online Information Technology (Beijing) Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Jun Luo Party C: Tujia Online Information Technology (Beijing) Co., Ltd.	10/12/2011

Identical among all agreements: Party B hereby irrevocably grants to Party A an irrevocable right to purchase, or designate one or more persons (each, a “Designee”) to purchase, the shares of Party C then held by Party B at any time in part or in whole according to the exercise steps at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Stock Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Stock Option.

Identical among all agreements: For each exercise of the Stock Option:

(a)

Party B shall cause Party C to promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party B’s transfer of Option Shares to Party A and / or the Designee(s);

(b)

Party B shall execute a share transfer contract with respect to each transfer with Party A and / or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Stock Option Notice regarding the Option Shares;

(c)

The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and

							Identical among all agreements: This agreement shall remain effective for a term of 10 years, and may be renewed for an additional 10 years at Party A’s election.	None

	Shanghai Quanlv Network Technology Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Shanghai Quanlv Network Technology Co., Ltd.	5/16/2011

VIE	Executing Parties	Execution Date	Status	Description of Exclusive Option	Conditions for Exercise of Exclusive Right	Term of Exclusive Option Agreement and Right of Termination	Provisions of Restrictions on Dividend Distribution and Receipt
Shanghai Quanlv Network Technology Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Min Fan Party C: Shanghai Quanlv Network Technology Co., Ltd.	10/18/2010			permits and take all necessary actions, to give valid ownership of the Option Shares to Party A and/or the Designee(s) unencumbered by any security interest and cause Party A and/or the Designee(s) to become the registered owner(s) of the Option Shares. For the purchase of this section and this Agreement, “security interest” shall include security, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership detention or other security arrangements, etc. To clarify, security interest shall not include any security interest generated under this Agreement and VIE Share Pledge agreement. The “VIE Share Pledge Agreement” as used in this section and this Agreement shall refer to the Share Pledge Agreement executed by and between Party A and Party B as of the even date hereof, whereby Party B pledges all of his shares in Party C to Party A, in order to guarantee Party C’s performance of its obligations under the “Consulting Services Agreement” executed by and between the shareholders and Party A.
Beijing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Beijing Ctrip International Travel Agency Co., Ltd.	5/16/2011
Shanghai Huacheng Southwest Travel Agency Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Shanghai Huacheng Southwest Travel Agency Co., Ltd.	5/16/2011
Shanghai Ctrip Commerce Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Shanghai Ctrip Commerce Co., Ltd.	5/16/2011	A supplemental agreement was executed on September 16, 2011, whereby Party B increases its capital contribution to the VIE, but its shareholding proportion remains unchanged.
Nantong Tongcheng Information Technology Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Fengying Zhang Party C: Nantong Tongcheng Information Technology Co., Ltd.	3/30/2007

VIE	Executing Parties	Execution Date	Status	Description of Exclusive Option	Conditions for Exercise of Exclusive Right	Term of Exclusive Option Agreement and Right of Termination	Provisions of Restrictions on Dividend Distribution and Receipt
Shanghai Ctrip Charming International Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Min Fan Party C: Shanghai Ctrip Charming International Travel Agency Co., Ltd.	11/5/2003
Beijing Ctrip International Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Min Fan Party C: Beijing Ctrip International Travel Agency Co., Ltd.	9/10/2003
Shanghai Ctrip Commerce Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Min Fan Party C: Shanghai Ctrip Commerce Co., Ltd.	9/10/2003	A supplemental agreement was executed on September 16, 2011, whereby Party B increases its capital contribution to the VIE, but its shareholding proportion remains unchanged.

VIE	Executing Parties	Execution Date	Status	Description of Exclusive Option	Conditions for Exercise of Exclusive Right	Term of Exclusive Option Agreement and Right of Termination	Provisions of Restrictions on Dividend Distribution and Receipt
Shenzhen Ctrip Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Jianmin Zhu Party C: Shenzhen Ctrip Travel Agency Co., Ltd.	8/1/2004
Shenzhen Ctrip Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Min Fan Party C: Shenzhen Ctrip Travel Agency Co., Ltd.	2/6/2004
Guangzhou Ctrip Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Jianmin Zhu Party C: Guangzhou Ctrip Travel Agency Co., Ltd.	8/1/2004
Guangzhou Ctrip Travel Agency Co., Ltd.	Party A: Ctrip.com (Hong Kong) Limited Party B: Min Fan Party C: Guangzhou Ctrip Travel Agency Co., Ltd.	9/10/2003

	VIE	Executing Parties	Execution Date	Status	Description of Exclusive Option	Conditions for Exercise of Exclusive Right	Term of Exclusive Option Agreement and Right of Termination	Provisions of Restrictions on Dividend Distribution and Receipt
Variation I	Hainan Sweetome Hotel Management Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Hainan Sweetome Hotel Management Co., Ltd.	8/2/2011		No difference	No difference

It is specified in the Form Agreement that the agreement may be extended for 10 years upon its expiry at the election of Party A, but in this Agreement it is modified as “This agreement may be renewed automatically upon its expiry.

No difference
	Hainan Sweetome Hotel Management Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Jun Luo Party C: Hainan Sweetome Hotel Management Co., Ltd.	10/12/2011
	Tujia Online Information Technology (Beijing) Co., Ltd.	Party A: Ctrip Computer Technology (Shanghai) Co., Ltd. Party B: Maohua Sun Party C: Tujia Online Information Technology (Beijing) Co., Ltd.	6/20/2011